Exhibit 2.1
CERTAIN IDENTIFIED INFORMATION MARKED WITH “[***]” HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

SHARE PURCHASE AND SALE AGREEMENT
by and among
on one side,
DIANA KREPINSKY RODRIGUES
CYNTHIA SHERRY ANN KREPINSKY RODRIGUES
and, on the other side,
MONDEE BRAZIL LLC.
MONDEE HOLDINGS, INC.
and further, as Intervening Party,
INTEREP REPRESENTAÇÕES VIAGENS E TURISMO S.A.

Dated as of May 12, 2023.

3

SHARE PURCHASE AND SALE AGREEMENT
This Share Purchase and Sale Agreement (this “Agreement”) is entered into by and among the parties identified below (individually referred to herein as a “Party” and, collectively, as the “Parties”), on one side, as buyer:
(i)MONDEE BRAZIL LLC., a Delaware company enrolled under CNPJ N. 49.371.655/0001-65, with its headquarters in Little Falls Drive 251, Wilmington, Delaware, USA, herein represented by its legal representative Mr. Orestes Fintiklis, hereinafter referred to as “Buyer”;
(ii)MONDEE HOLDINGS, INC., a Delaware corporation registered with the Delaware Secretary of State under 6917015, with its headquarters at in the City of Austin, in the State of Texas, at 1800 Pecan Park Blvd., Suite 315, herein represented by its legal representative Mr. Orestes Fintiklis, hereinafter referred to as “Holdings”;
and, of the other part,
(iii)DIANA KREPINSKY RODRIGUES, [***] hereinafter referred to as “(Diana)”, and
(iv)CYNTHIA SHERRY ANN KREPINSKY RODRIGUES, [***] hereinafter referred to as “Cynthia”,
(Diana and Cynthia herein jointly referred to as “Sellers” and, individually as “Seller”);
and also, as intervening party,
(v)INTEREP REPRESENTAÇÕES VIAGENS E TURISMO S.A., a corporation enrolled at CNPJ under No. 52.131.034/0001-19, with its headquarter in the City of São Paulo, State of São Paulo, at Rua Dr. Eduardo de Souza Aranha, No. 387, 1st floor, room 11, Vila Nova Conceição, Zip Code 04543-121, with its with its bylaws filed with JUCESP under NIRE 35.202.251.631, herein represented in accordance with its bylaws, hereinafter referred to as “Company”;
WHEREAS:
A.As of this date, the Sellers hold and are, jointly, the lawful owners of two million, twenty thousand two hundred and three (2,020,203) (“Existing Shares”) shares issued by the Company, which represent the totality of the corporate capital of the Company;
B.The Company is currently conducting a Corporate Restructuring upon which certain Company’s shares will be cancelled and additional shares shall be issued by the Company;
C.Subject to the terms and conditions set forth in this Agreement, the Buyer wishes to purchase from the Sellers, and the Sellers wish to sell to the Buyer, all the Shares, with all rights and benefits deriving from and/or associated with such Shares.
NOW, THEREFORE, in consideration of the foregoing, the Parties hereto hereby agree as follows:
ARTICLE 1 - DEFINITIONS AND INTERPRETATION

1.1.Defined Terms. Whenever used in this Agreement, the capitalized terms shall have the meanings attributed to them throughout this Agreement or according to Section 1.2 below.
1.2    Other Defined Terms. For purposes of this Agreement, the following terms, when used in this Agreement, shall have the meanings ascribed to them in this Section1.2:
1.1.1“Affiliate” means with respect to any Person (i) any other Person which directly or indirectly Controls, is Controlled by, or is under common Control with such first Person, and (ii) specifically in Sellers’ case, any other Person who is a director, officer, partner or shareholder of such first Person or of any other Person which directly or indirectly Controls, is Controlled by, or is under common Control with such first Person.
1.1.2“Anti-Corruption Laws” means all anti-corruption, anti-bribery and anti-money laundering Laws, including Brazilian Law No. 12,846/2013 (Brazilian Anti-Corruption Law), Decree-Law No. 2,848/1940 (Criminal Code), Decree-Law No. 5,687/2006 (UN Anti-Corruption Convention), Law No. 8,429/1992 (Administrative Improbity Law), Law No. 9,613/1998 (Money Laundering Law), Law No. 8,666/1993, Law No. 9,504/1997 (Elections Law), and Law No. 12,813/2013 (Conflict of Interest of Government Officials), each as amended from time to time, if and to the extent applicable to the Parties.
1.1.3“Authorization” means any and all authorizations, consents, approvals, orders, resolutions, licenses, concessions, permits, notices, exemptions, filings, registrations, waivers, grants, contracts, certificates, national and/or international certifications, decrees, court decisions, injunctions, notarizations or annotations provided, granted or issued by any Governmental Authority.
1.1.4“Brazil” means the Federative Republic of Brazil.
1.1.5“Brazilian Corporations Law” means Law 6.404, dated December 15, 1976, as amended.
1.1.6“BR GAAP” means the generally accepted accounting principles in the Federative Republic of Brazil under the applicable Law and accounting standards issued by the Brazilian Accounting Standard Board – CPC.
1.1.7“Business” means the activities conducted by the Company as of the date of this Agreement, which includes the following: technical assistance to any independent travel agent by providing a digital platform containing information on hotel reservations, car rental, city tours and ticket sales, jointly or separately, in Brazil or abroad.
1.1.8“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in the City of São Paulo, State of São Paulo, Brazil are authorized or required by Law or executive order to close.
1.1.9“Buyer Share Value” means ten Dollars (USD 10.00) per share.
1.1.10“Cancelled Shares” means the total amount of shares to be cancelled under the Corporate Restructuring.

1.1.11“Capital Increase Shares” means the total amount of shares to be issued by the Company and subscribed and paid-in by Cynthia on the Corporate Restructuring Final Date by means of the conversion of the Existing Loan into equity.
1.1.12“Cause” means any of the following events in respect to a Key Executive: (a) offer of a complaint of a criminal act ; (b) proven commitment of any fraudulent or unlawful act against the Company, Buyer and/or its Affiliates or a breach to her obligations under the Company’s bylaws; (c) proven commitment of any act of defamation, libel and slander against the Company, Buyer, administrators of the Company or Affiliates; (d) breach of the undertaken non-compete obligations set forth in Agreement; (e) infringement of Anti-Corruption Laws; and (f) unreasonable absence for a period longer than thirty (30) days.
1.1.13“Corporate Restructuring” means the ongoing corporate restructuring of the Company that involves (i) a capital reduction of the Company, as approved in the shareholders’ meeting held on March 29, 2023 and published in the Official Gazette on April 4, 2023 and all the resulting actions pursuant to such resolution (including the required acts for the rectification of the amount of shares cancelled pursuant to such capital reduction), and (ii) the conversion of the Existing Loan into equity of the Company with the subscription and payment-in of the Capital Increase Shares by Cynthia.
1.1.14“Corporate Restructuring Final Date” means June 6, 2023, that is the date in which the Corporate Restructuring is expected to be concluded.
1.1.15“Claim” means, as applicable, any claim, complaint, action, proceeding, demand, hearing, investigation, arbitration, mediation or other type of proceeding, judicial or administrative, individual or collective, originated from an obligation or liability, of any nature, including, but not limited to, tax, civil, corporate, regulatory, environmental, criminal, consumer, labor, social security, insurance, contractual or real estate, that would reasonably be expected to cause a Loss.
1.1.16“Closing Date” refers to the date of execution of this Agreement.
1.1.17“CNPJ” means the National Register of Legal Entities of the Ministry of Economy of Brazil.
1.1.18“Control” with respect to a Person (“Controlled Person”) means cumulatively the power held by another Person (“Controlling Person”) (i) to elect, directly or indirectly, the majority of the directors and officers of the Controlled Person; or (ii) to direct or cause the direction of the management and policies of the relevant Controlled Person, whether through the ownership of voting securities, by Contract or otherwise, either individually or jointly with the Affiliates of the Controlling Person. Terms derived from Control, such as “Controlled”, “Controlling” and “under common Control” have the meaning analogous to Control.
1.1.19“Co-Vivant” means, with respect to an individual, any individual with whom the first mentioned individual is living in a relationship outside marriage and includes a former Co-Vivant.
1.1.20“CPF” means the National Register of Individuals of the Ministry of Finance of Brazil.

1.1.21“Decision” means any judgment, award, writ, determination, award, mandado de segurança, order, ruling or decision of any court, arbitrator or other judicial authority or any Governmental Authority, including those related to or resulting from the terms of any Law.
1.1.22“Dollar” or “USD” means the official currency of the United States of America.
1.1.23“Due Motive” means, with respect to any Key Executives, any of the following events: (i) death, judicially declared absence, serious disabling illness that impair such Key Executive’s ability to conduct the management of the Company, total or relative incapacity or permanent invalidity; and (ii) decrease, by the Company, of the compensation agreed to such Key Executive or any delay in the payment due pursuant to the Instrument of Office for a period longer than thirty (30) days.
1.1.24“EBITDA” means earnings of the Company before provision for interest, taxes, depreciation and amortization, calculated in accordance with Schedule A, past practices of the Company and the accounting policies and procedures of the Management Financial Statements, provided that such practices and policies are in accordance with BR GAAP; and provided further that, in calculating the EBITDA: (i) all finance expenses including those arising of the ongoing business of the Company such as anticipation payments to banks and other financial institutions, shall be deducted; and (ii) the revenue shall be recognized on an accrual basis on the month in which the invoice is issued, regardless if BR GAPP sets forth otherwise. An example of the calculation of EBITDA is set forth in Schedule A to this Agreement.
1.1.25“Employee” means any current or former employee of the Company.
1.1.26“Encumbrance” means any mortgage, pledge, third party right, claim, security interest, lien, charge, chattel mortgage, conditional sale (alienação fiduciária) with or without title retention, seizure, attachment, lease, sublease, licensing, enrollment, usufruct, easement, covenant, condition, adverse possession, voting agreement, interest, option, preemptive right, right of first offer, right of first refusal, preferred right to negotiate or acquire, restrictive clauses of incommunicability, restraint of seizure or inalienability (extended or not to fruits and earnings), other constrictions or restrictions of any nature, including, without limitation, restrictions on transfer and Encumbrances created as a result of contractual provisions or decisions rendered by Governmental Authority, except in any event with respect to any rights and proceeds granted to the Sellers as a result of the Corporate Restructuring.
1.1.27“Escrow Agreements” mean the agreements to be executed by and between the Buyer, the Sellers and the Holdings, pursuant to Sections 4.2 (ii) and 4.3 below.
1.1.28“Existing Loan” means the credit of three million, six hundred thousand and nineteen Reais (BRL 3.600.019,00) held by Cynthia against the Company, which shall be converted into equity of the Company, by means of increase of corporate capital as part of the Corporate Restructuring.
1.1.29“Family Member” means, with respect to any Person, a Spouse, Co-Vivant, ascendant, sibling (by birth or adoption), lineal descendants up to the 2nd (second) degree (of consanguinity or affinity), ancestors, heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of such Person or of any Spouse or Co-Vivant of such Person, to the extent such Person is an individual.
1.1.30“Governmental Authority” means any nation or government, any state, municipality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administration functions of or pertaining to government, or any government authority, agency, department, board, tribunal, commission or instrumentality of the Federative Republic of Brazil, any foreign government, or any municipality or other political subdivision thereof, and any court, tribunal or arbitrator(s) of competent jurisdiction, and any governmental or non-governmental self-regulatory organization, agency or authority.
1.1.31“IGPM-FGV” means the General Price Index issued by Fundação Getúlio Vargas.
1.1.32“Interep Empreendimentos” means Interep Empreendimentos e Participações Ltda., enrolled with CNPJ/MF under No. 47.032.473/0001-34.
1.1.33“Interep Quotas” means the totality of the quotas issued by Interep Empreendimentos and held by Sellers.
1.1.34“Debt” means (without duplication), all consolidated liabilities and obligations of the Company, recognized or not in the Management Financial Statements, in respect of: (a) any borrowed money (including obligations with respect to principal, accrued interest, and any applicable prepayment charges, penalties or premiums); (b) all debt evidenced by any notes, bonds, debentures or other similar debt instruments or securities (including obligations with respect to principal, accrued interest, and any applicable prepayment charges or premiums); (c) capital obligations; (d) all obligation by any of the Company to guarantee any indebtedness, dividends, or other payment obligations; (e) all obligations for the deferred purchase price of assets, property or services, including contingent and earn-out payments; (f) all liabilities under any sale and leaseback transaction and all obligations arising with respect to any transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet; (g) all obligations with respect to any interest rate hedging or swap agreements; (h) any overdue payments (of any nature including accrued labor, suppliers and tax liabilities) and any Tax debts paid in installment programs; (i) acceptance, letters of credit or similar facilities; (j) all accrued and unpaid interest on any of the foregoing; (k) any amounts recorded as provisions for contingencies in accordance with the past practices and, in any event, the accounting policies and procedures of the Management Financial Statements, net of judicial deposits; (l) all obligations of the type referred to above of other persons other than the Company, but secured by the Company or its assets; (m) all dividends and payment of interest on shareholders’ equity (juros sobre capital próprio) that have been declared but not paid and satisfied prior to such date of determination; (n) all obligations of the Company to any Person, including Employees or any former shareholder, which is triggered or otherwise arises by virtue of a change of control of the Company or the transaction contemplated herein; and (o) any income tax or any Tax liability provisions related to any fiscal year previous to the Closing Date, as detailed in Schedule A to this Agreement.
1.1.35 “Indemnified Party” means any of the Buyer’s Indemnified Parties or the Sellers’ Indemnified Parties, as the case may be.

1.1.36“Indemnifying Party” means either the Sellers or the Buyer, as applicable.
1.1.37“Intellectual Property” means any and all (a) registered trademarks or patents; (b) registered designs, trade secrets, know-how and confidential business information; and (c) copyright registrations.
1.1.38“JUCESP” means the Board of Trade of the State of São Paulo.
1.1.39“Key Executives” means the Sellers and/or their respective legal entities.
1.1.40“Law” means, as to any specified Person, any federal, state or local law, statute, treaty, rule, regulation, formal opinion, right, privilege, qualification, license or franchise or determination of an arbitrator or a court or other Governmental Authority, in each case applicable or binding upon such specified Person or any of its property or to which such specified Person or any of its property is subject to.
1.1.41“Loss” means, without duplicity and as long as effectively incurred and/or materialized, any and all amounts, costs, expenses, disbursements (including, but not limited to, reasonably attorneys’ fees and expenses incurred in the defense and/or conduction of any Claim, as well as for preserving any rights), direct damages, fines, interest, monetary adjustment, debts, liabilities, commitments, losses and penalties; provided that, Losses shall exclude indirect damages, loss of future revenue or income, loss of business, opportunity, and incidental, moral, special indirect, consequential or punitive damages; provided, however, that the foregoing limitation, exclusively with respect to indirect damages shall not apply to any such Losses resulting from a final and unappealable judicial or arbitration decision on a Third Party Claim.
1.1.42“Management Financial Statements” means the financial statements as of March 31, 2023,provided during the financial due diligence process carried out by the Buyer.
1.1.43“Organizational Documents” means, with respect to any Person, its articles of association, certificate of incorporation, bylaws or other similar organization or governing documents, as amended from time to time.
1.1.44“Person” means any individual, corporation (including any not for profit corporation), general or limited partnership, limited liability partnership, joint venture, estate, trust, firm, company (including any limited liability company or joint stock company), association, organization, investment fund, entity or Governmental Authority.
1.1.45“Plan” means each employee benefit plan, and each bonus, incentive or deferred compensation, profit sharing programs, employment, consulting, severance, termination, retention, change of control, fringe benefit, collective bargaining, employee loan, stock option, stock appreciation, stock purchase, phantom stock or other equity-based, performance or other employee or retiree benefit or compensation plan, program, arrangement, agreement, policy or understanding, whether written or unwritten, whether formal or informal, or required to be established for Employees under applicable Law, that provides or may provide benefits or compensation in respect of any Employee or any current or former director, officer, manager, agent or consultant of the Company or under which any Employee or any current or former director, officer, manager, agent or consultant of the Company is or may become eligible to participate or derive a benefit and that is or has been sponsored, maintained or established by the Company, to which the Company contributes or is or has been obligated or required to contribute.
1.1.46“Reais” or “R$” means the official currency of Brazil.
1.1.47“Related Party” means, with respect to a (a) particular individual: (a.1) each other Family Member; (a.2) any Person that is an Affiliate of such individual or one or more of such individual’s Family Members; (a.3) any Person that is directly or indirectly Controlled by such individual or one or more of such individual's Family Members; and (b) with respect to a specified Person other than an individual: (b.1) any Affiliate of such Person; or (b.2) each Person that serves as a director, officer or partner of such specified Person (or in a similar capacity).
1.1.48“Representative” means, with respect to a Person, any officer, director, employee, accountant, auditor, attorney, consultant, advisor, agent, representative, shareholder or Affiliate of such Person.
1.1.49“Shares” means all the shares issued by the Company and which represent the totality of the corporate capital of the Company after completion of the Corporate Restructuring.
1.1.50“Spouse” means, in relation to any Person who is an individual, any individual to whom the first mentioned individual is married and includes a former spouse.
1.1.51“Taxes” means all federal, state, local, municipal or foreign taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, real and personal property, profits, estimated, severance, occupation, social security, production, capital gains, capital stock, goods and services, environmental, employment, withholding, stamp, value added, alternative or add-on minimum, sales, transfer, use, license and payroll taxes or any other tax, custom, duty or governmental fee, or other like assessment or charge of any kind whatsoever, imposed by any federal, state, county, local or foreign government or subdivision or agency thereof, and such term shall include any interest, penalties, fines, related liabilities or additions to tax attributable to such taxes, charges, fees, levies or other assessments.
1.1.52“Third Party Claim” means a Claim brought by a Person that is not party of this Agreement.
1.1Rules of Interpretation.
(a)The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
(b)The headings in this Agreement are included for convenience of reference only and shall not limit or otherwise affect the meaning or interpretation of this Agreement.
(c)The words “including” and “include” and other words of similar import shall be deemed to be followed by the phrase “without limitation”.

(d)The words “hereof”, “hereto”, “hereby”, “herein”, “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear. An “amendment” includes any modification, supplementation, novation, consolidation or correction, and “amended” shall be construed similarly.
(e)References to agreements (including this Agreement), and other documents or instruments shall be deemed to include all subsequent amendments and other modifications thereto.
(f)References to Law shall include all regulations promulgated thereunder and shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation of such Law.
(g)Unless otherwise provided for herein, references to the Preamble, Sections, Schedules, Exhibits and Recitals refer to the Preamble, Sections, Schedules, Exhibits and Recitals of this Agreement. The Exhibits and Schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.
(h)All references to Persons also include, if applicable, their predecessors, successors, heirs, beneficiaries and permitted assigns.
(i)References to any period will be deemed references to the number of calendar days in such period (unless Business Days are specified); provided that unless otherwise expressly stated herein, all terms or periods set forth in this Agreement will be counted by excluding the date of the event that caused the commencement of such term or period and including the last day of such period, as set forth in article 184 of the Brazilian Code of Civil Procedure. All periods provided for in this Agreement ending on Saturdays, Sundays or holidays shall be automatically extended to the first subsequent Business Day.
(j)“Ordinary Course” shall mean the ordinary course of the business of a Person conducted or expected to be conducted by such Person prior to the date hereof in a manner that is usual and consistent with past practice, in the ordinary course of the normal day-to-day operations of the business of such Person and in compliance with applicable Laws and contracts.
(k)Any and all payment to the Sellers or any Key Executive under this Agreement shall be made in Real (R$) as converted from USD to Real (R$) pursuant to the USD/BRL PTAX official FX rate quoted by the Central Bank of Brazil as of three (3) Business Days prior to the applicable calculation or payment date, as published on its official website, or as otherwise provided for in this Agreement.
ARTICLE 2 - PURCHASE AND SALE
1.1.Purchase and Sale. Subject to terms and conditions of this Agreement, the Sellers sell and transfer, to the Buyer, free and clear of any and all Encumbrances, all the Shares representing the totality of the Company’s corporate capital (“Transaction”).
ARTICLE 3 - CLOSING
1.1.Closing. The Parties carry out on the Closing Date the following procedures (“Closing”):
(i)the payment by the Buyer to the Sellers of the Purchase Price, as set forth in Article 4;

(ii)the signature of the Company’s corporate books of register and transfer of shares reflecting the assignment and transfer of one hundred thousand and one (100,001) shares issued by the Company from the Sellers to the Buyer and for Mondee, Inc., as well as the minutes of shareholders’ meeting deliberating amendments in the Company’s Organizational Documents as deemed necessary by the Buyer, as appointed by the Buyer, as well as the signature and/or delivery of any and all forms necessary for registration before JUCESP and updating of any and all necessary register before Governmental Authorities, and providing a full release and discharge to Sellers for the acts performed as managers of the Company until the Closing Date;
(iii)the signature and/or delivery by the applicable Parties of any and all forms necessary for registration of the relevant minutes before JUCESP and updating of any and all necessary register before Governmental Authorities resulting for the Transaction;
(iv)the delivery by the Sellers of a W-9 establishing that the Sellers are exempt from back-up withholding in the United States of America; and
(v)the signature of the instrument of office by and between the Company and the Key Executives in the form of the draft attached hereto as Schedule 3.1(v), which shall (a) be executed for a three (03) year timeframe, with a combined compensation for all Key Executives of sixty thousand (USD 60,000.00) per year (“Instrument of Office”).
1.1.Simultaneous Actions at Closing. All actions, acts and obligations indicated in Section 3.1 above shall be considered as occurring simultaneously. No action, act, and/or obligation shall be deemed effectively taken, performed or complied with until all other actions, acts, and/or obligations relating to the Closing and set forth in Section 3.1 above have been taken, performed or complied with, except if the Parties agree otherwise and in writing.
1.2.Post-Closing Matters. In addition to the procedures mentioned in Section 6.6 below, Buyer shall, in the time prescribed under applicable Law, complete the registration of the transfer of the Shares to the Buyer, before the Brazilian Central Bank, and shall deliver to Sellers a copy of such registration within two (2) Business Days following obtainment of such registration.
ARTICLE 4 - PAYMENT TERMS
4.1.Purchase Price. In consideration to the acquisition of the Shares, the Buyer shall pay to the Sellers, against the transfer of the Shares to the Buyer, the total price of eight million and one hundred and sixty thousand Dollars (USD 8,160.000.00) subject to the adjustments set forth herein (“Purchase Price”), according to the conditions below.
4.1.1.The Purchase Price was determined with the assumption that the Company did not contract any financing or loan with a financial institution.
4.2.Payment. The Parties agree that the Purchase Price shall be paid as follow:
(i)four million Dollars (USD 4,000.00.00) shall be paid on the Closing Date, by means of electronic transfer (TED) to the bank account indicated in Schedule 4.2(i) and proportions between the Sellers provided for in Schedule 4.2(ii); such payment shall be made in Real (R$) as converted from USD to Real (R$) pursuant to the USD/BRL PTAX official FX rate quoted by the Central Bank of Brazil as of one (1) Business Days prior to the Closing Date;

(ii)four million and one hundred and sixty thousand Dollars (USD 4,160,00.00), by means of the issuance by Holdings of four hundred and sixteen thousand (416,000) shares of Class A Common Stock of Holdings, subject to the adjustment provided in Section 4.2.1 below (“Buyer Shares”) in the proportions between the Sellers indicated in Schedule 4.2(ii), no later than sixty (60) days counted as from the Closing Date. All of the Buyer Shares to be delivered to the Sellers shall be duly authorized, validly issued, fully paid in, not issued in violation of any subscription rights or equity interests issued by the Company, and all free and clear of any and all Encumbrances and/or any other defects. The Buyer Shares shall be subject to and maintained in an escrow account held for the benefit of the Buyer, pursuant to the Escrow Agreement to be executed within sixty (60) days from the Closing Date substantially in the form of the draft attached hereto as Schedule 4.2(iii). The Escrow Agreement shall set forth the release of the Buyer Shares after the period of twenty-four (24) months from the Closing Date (“Release Date”). All costs and expenses of the escrow account shall be borne equally by both Parties. Upon release of the Buyer Shares to the Sellers under the terms of the Escrow Agreement, the Sellers shall be the record and beneficial owner of the Buyer Shares and the Buyer shall represent that there is no Person entitled to any of the Buyer Shares or its ownership, in any manner or nature whatsoever, which shall be free of any and all Encumbrances (with exception to sixteen thousand (16,000) Buyer Shares), options, warrants, calls, rights, restrictive clauses as incommunicability, restraint of seizure or inalienability, commitments or agreements of any character to which the Buyer of the Holding are a party or by which they are bound.
4.2.1.The amount of four hundred thousand (400,000) Buyer Shares shall be adjusted as provided in this Section 4.2.1 in case the value of the Buyer Shares at the Release Date (ascertained based on the average price of Buyer’s Class A common stock negotiated in the stock exchange at the close of the market during the period of thirty (30) days prior to the Release Date (“Average Price”) has deviated more than ten percent (10%) upwards or downwards from the Buyer Share Value, as follows:
(i)If the Average Price has deviated more than ten percent (10%) upwards from the Buyer Share Value, the amount of Buyer Shares to be delivered to Sellers at the Release Date shall be reduced to three hundred and sixty thousand (360,000);
(ii)If the Average Price has deviated more than ten percent (10%) downwards from the Buyer Share Value, the amount of Buyer Shares to be delivered to Sellers at the Release Date shall be increased to four hundred and forty thousand (440,000).
For the sake of clarity, (a) no adjustment to the amount of Buyer Shares shall be due in case the Buyer Share Value increases or decreases in a percentage equal or less than ten percent (10%), and (b) sixteen thousand (16,000) Buyer Shares shall not be subject to any adjustment or offset pursuant to this Agreement and shall be release and delivered to the Sellers on the Release Date.
4.2.2.For purposes of this Section 4.2, the amount of Buyer Shares shall be proportionally adjusted to reflect any of the following events occurred from this date until the Release Date involving Buyer’s Class A common stock: share split, conversion, dividend distribution with payment in share and capitalization of profits or other reserves.
4.2.3.If Holdings is de-listed from Nasdaq (and do not carry out a listing in a different stock exchange) prior to the Release Date, the Buyer and/or Holdings agree to pay the amount of four million Dollars (USD 4,000,00.00) to Sellers by means of electronic transfer (TED) to the bank account indicated in Schedule 4.2(i) within fifteen (15) days after the Release Date. In case Holdings decides to proceed with the listing of its shares in a different stock exchange market, the Buyer agrees to attribute the Buyer Shares to Sellers register such shares or the corresponding shares of any resulting Company of such listing under the relevant stock exchange market, provided that any such shares shall be subject to the same terms and conditions provided for in this Section 4.2.
4.3.Deferred Payment. In addition to the Purchase Price, the Buyer shall pay to the Sellers the total amount of seven hundred and twenty thousand dollars (USD 720,000.00), in thirty six (36) monthly installments (“Deferred Payment”) to be paid in a monthly basis and beginning on thirty (30) days from this date, by means of wire transfer of immediately available funds to each of the Sellers’ bank accounts indicated in Schedule 4.2(i) and in the proportion provided for in Schedule 4.2(ii).
4.4.Earn-Out In addition to the Purchase Price and to the Deferred Payment and subject to the following terms and conditions, the Buyer shall pay the total amount of three million Dollars (USD 3,000,000.00) (“Earn-Out”), as follows:
(i)up to [***] Dollars (USD [***]) (the “2023 Earn-Out Payment”), to be paid by March 30, 2024, if EBITDA for the twelve (12) month period beginning January 1, 2023 and ending December 31, 2023 (the “2023 Fiscal Year”) is at least [***] Dollars (USD [***]);
(ii)up to [***] Dollars (USD [***]) (the “2024 Earn-Out Payment”), to be paid by March 30, 2025, if EBITDA for the twelve (12) month period beginning January 1, 2024 and ending December 31, 2024 (the “2024 Fiscal Year”) is at least [***] Dollars (USD [***]); and
(iii)up to [***] Dollars (USD [***]) (the “2025 Earn-Out Payment” and, jointly with the 2023 Earn-Out Payment and the 2024 Earn-Out Payment, the "Earn-Out Payments”), to be paid by March 30, 2026, if EBITDA for the twelve (12) month period beginning January 1, 2025 and ending December 31, 2025 (the “2025 Fiscal Year” and, jointly with the 2023 Fiscal Year and the 2024 Fiscal Year, the “Fiscal Years”) is at least [***] Dollars (USD [***]).
4.4.1.If, in any of the Fiscal Years, the individual targets of EBITDA for the respective Fiscal Years is (are) not reached, but the sum of EBITDA related to all Fiscal Years is higher than [***] Dollars (USD [***]), the Buyer shall pay the Earn Out Payments on March 30, 2026.
4.4.2.The EBITDA targets shall be calculated by the Parties in USD, as converted from BRL, pursuant to the average rate over any given Fiscal Year,, and the Earn Out Payment shall be always made in BRL as converted from USD pursuant to the USD/BRL PTAX official FX rate quoted by the Central Bank of Brazil as of three (3) Business Days prior the applicable calculation or payment date, as published on its official website.
4.4.3.In case the Parties do not reach an agreement in respect to the calculation of the EBITDA for whatever reason, the Parties shall engage an independent reputable accounting firm to review the calculations of the EBITDA and to solve any related issue with respect to the disagreement of the Parties. Such accounting firm shall make a final and binding determination with respect to the EBITDA, taking into consideration Schedule A, past practices of the Company and the accounting policies and procedures of the Management

Financial Statements, provided that such practices and policies are in accordance with BR GAAP; and provided further that, in calculating the EBITDA: (i) all finance expenses including those arising of the ongoing business of the Company such as anticipation payments to banks and other financial institutions, shall be deducted; and (ii) the revenue shall be recognized on an accrual basis on the month in which the invoice is issued, regardless if BR GAAP sets forth otherwise. All costs and expenses of the independent accounting firm shall be borne equally by the Parties.
In any case, the maximum amount payable as Earn-Out shall be of three million Dollars (USD 3,000,000.00).
4.4.4.Payment of the Earn-Out. Any Earn Out Payment due by Buyer shall be made as follows: (i) [***] ([***]%) paid by Buyer to the Sellers, in the proportion indicated in Schedule 4.2(ii), through electronic wire transfer of immediately available funds, in BRL, to the bank accounts of the Sellers and (ii) [***] ([***]%) paid by Buyer as allocated to the individuals indicated by Sellers, to the extent such individual are not their Family Members, through electronic wire transfer of immediately available funds, in BRL, to the bank accounts to be indicated by such key people.
4.5.Valuable Consideration. The Parties agree that any Earn-Out Payment due and paid directly to the Sellers, jointly with the other payments to the Sellers referred to in this Agreement, represent a good and valuable consideration for the sale of the Shares and have been considered by the Sellers in order to enter into this Agreement.
4.6.Taxes. Each one of the Parties shall be responsible, in accordance with the legislation in force, for the collection of the Taxes that are incumbent upon them, without prejudice to any withholdings the Law imposes to the legal responsible party. The Sellers shall provide any proof of compliance of the tax obligations related to the Transaction whenever reasonably requested by the Buyer.
4.7.Release. The bank transfer receipt for each payment made by Buyer to the Sellers and the execution of such transfers in their favor shall represent the broadest, most general, irrevocable and automatic release with respect to such payments, with no further obligation to the Sellers.
ARTICLE 5 - REPRESENTATIONS AND WARRANTIES
4.1.Representations and Warranties of the Sellers. The Sellers jointly make the following representations and warranties, which are true, complete and correct on the Closing Date:
5.1.1.Powers and Authority. The Sellers have full power and authority to enter into this Agreement and other Transaction documents, as well as to perform and comply with the obligations of the Sellers hereunder. The Sellers have taken all actions necessary to authorize, execute, deliver and perform this Agreement and to consummate the Transaction contemplated herein in accordance with its terms.
5.1.2.Binding and Valid Obligation. This Agreement constitutes valid and binding obligations of the Sellers, enforceable against the Sellers in accordance with its respective terms and conditions.

5.1.3.No Conflict; No Violation; No Consent. Except as provided in Schedule 5.2.3, the execution, delivery and performance of this Agreement by the Sellers or any other document related to the Transaction, do not and will not violate any provision of Law or any contracts or agreements to which the Sellers and/or the Company is/are a party to, nor shall result (i) in a breach, violation or infringement of, or constitute a default (without due notice or lapse of time or both) under any such contracts or agreements, (ii) in the early termination or acceleration of any obligation contained in, or termination of, any such contracts or agreements, (iii) in the creation of a consent or approval right under any such contracts, or (iv) in the creation of any Encumbrance of any nature over any asset or property of the Sellers and/or the Company. The Sellers are not and have not been in default or violation of any term, condition, or provision of the Organizational Documents of the Sellers or any contracts or agreements to which is a party to, and is not, and have not been in violation of any Law applicable to Sellers and/or the Company or their properties or assets. No filing or registration with, notification to, confirmation of, or authorization, consent or approval of any Governmental Authority or any other Person is required in connection with the execution, delivery and performance of this Agreement by the Sellers.
5.1.4.Claims. There is no ongoing or threatened Claims against the Company or the Sellers that may affect the Company or the Sellers before any court, arbitration panel or Governmental Authority that, if decided unfavorably, shall change, delay, or prevent the Transaction contemplated hereby from consummating, create Encumbrances over the Shares or hinder the Sellers’ capacity to comply with and perform their obligations arising from this Agreement, or which would be material to the Business of the Company, taken as a whole.
5.1.5.Title of the Shares. The Sellers are the record and beneficial owner of the Existing Shares, which represent on the date hereof, the totality of the corporate capital of the Company. The Sellers represent that there is no Person entitled to any of the Shares or its ownership, in any manner or nature whatsoever. Except with respect to the resolutions taken at in respect to the Corporate Restructuring, the Sellers represent that there are no Encumbrances, options, warrants, calls, rights, restrictive clauses as incommunicability, restraint of seizure or inalienability, commitments or agreements of any character to which the Sellers are a party or by which it is bound obligating the Sellers to issue, deliver or sell, pledge, grant an Encumbrance on or cause to be issued, delivered or sold, pledged, Encumbered to be granted on, any equity interests of the Company or obligating the Sellers to grant, extend or enter into any such Encumbrance, option, warrant, call, right, fruits and earnings, commitment or agreement. The Sellers represent that they are not, directly or indirectly, a party to any agreement, voting right agreement, option, warrant, purchase right, proxy or power of attorney relating to voting right, dividend rights or the sale, purchase, issuance, registration, transfer, or redemption or other acquisition or disposition of any equity interests in the Company. The Sellers are not a party to any voting agreement or shareholders agreement or any agreement relating to the Shares of the Company. The Organizational Documents, as from its incorporation up to today, are updated and reflect precisely its shareholding as of today, and there are no Encumbrances over the Shares (except for the Corporate Restructuring).
5.1.6.Compliance with Anti-Corruption Laws. The Sellers are in compliance with all applicable Anti-Corruption Laws or any other applicable anti-money laundering or anti-terrorist-financing statute, rule or regulation. The Sellers have not received any written communication from a Governmental Authority regarding the violation or possible violation by the Sellers or any of its Representatives of any applicable Anti-corruption Laws or any other applicable anti-money laundering or anti-terrorist-financing statute, rule or regulation. The Sellers, their attorneys-in-fact, or, to the Sellers’ knowledge, any of their respective Representatives (in their capacity as such) have not: (a) offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value to any government official or to any other Person under circumstances where the Sellers or any of its respective Representatives knew or had reason to know or believe that all or a portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any government official for the purpose of (i) influencing any act or decision of such government official in his official capacity; (ii) inducing such government official to perform or omit to perform any activity related to his legal duties; (iii) securing any improper advantage; or (iv) inducing such government official to influence or affect any act or decision of any Governmental Authority, in each case for the purpose of assisting the Sellers or any of their Representatives in obtaining or retaining business for or with, or in directing business to the Sellers or any other Person; or (b) made any bribe, rebate, payoff, influence payment, “kickback”, or other such payment to any government official or to any other Person or entity for the purpose of gaining an improper business advantage.
5.1.7.Advisors. Except as disclosed in Schedule 5.1.7, no advisor, broker, finder, sales agent, or investment bank, or any other Person is or will be entitled to any fee or commission, or has been engaged, in connection with the Transaction contemplated herein based upon arrangements made by or on behalf of the Sellers or the Company.
5.1.8.Investment Intent; Restricted Securities. The Sellers are receiving the Buyer Shares pursuant to this Agreement. The Sellers do not have any direct or indirect arrangement or understanding with any other Person to distribute the Buyer Shares in violation of the U.S. Securities Act of 1993, as amended (the “Securities Act”), or any other applicable securities Law. The Sellers acknowledge that the Buyer Shares are “restricted securities” that have not been registered under the Securities Act or any other applicable securities Law and that, absent an effect registration under the Securities Act, the Buyer Shares may only be offered, sold or otherwise transferred pursuant to an exemption from registration under the Securities Act. The Sellers have sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of their investments in the Buyer Shares. The Sellers are capable of bearing the economic risks of such investment, including a complete loss of its investment, with exception of the cases of fraud, malicious act or simulation practiced by the Buyer, or by its advisors, employees, or attorney in facts and that are known by the Buyer, duly verified in a final and unappealable decision, or as otherwise provided in this Agreement.
4.2. Representations and Warranties of the Sellers in respect of the Company. The Sellers, in respect to the Company, jointly make the following representations and warranties, which are true, complete and correct on the Closing Date:
5.1.1.Organization, Powers and Authority. The Company is duly organized and validly existing according to the Laws of Brazil, and are in good standing pursuant to the applicable Laws, with the requisite corporate power and authority to own, lease and operate the properties, rights and assets and to carry out the Business. The Company have the requisite power and authority to own, lease and operate its assets and to conduct the Business and is qualified to do business and is in good standing. The Company holds all requisite power and authority necessary to, and has taken all necessary action to, comply with the obligations set forth in this Agreement and to consummate the transaction contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company, and, assuming the due authorization, execution and delivery of this Agreement by the other Parties, constitutes a valid, legal and binding agreement of the Company, enforceable against the Company, in accordance with its terms.
5.1.2.Binding and Valid Obligation. This Agreement constitutes valid and binding obligations of the Company, enforceable against the Company, in accordance with its respective terms and conditions.
5.1.3.No Conflict; No Violation; No Consent. Except as provided for in Schedule 5.2.3:(A) the execution and performance of this Agreement by the Company does not violate any provision of Law, Organizational Documents of the Company, or any contracts or agreements to which the Company is a party, nor shall they result (i) in a breach, violation or infringement of, or constitute a default (without due notice or lapse of time or both) under any such contracts or agreements, (ii) in the early termination or acceleration of any obligation contained in, or termination of, any such contracts or agreements, (iii) in the creation of a consent or approval right under any such contracts, or (iv) in the creation of any Encumbrance of any nature over any asset or property of the Company; (B) The Company is not in default or violation of any term, condition, or provision of its Organizational Documents or any contracts or agreements to which each of the Company is a party, or is in violation of any Law applicable to the Company or its properties or assets (except to the Corporate Restructuring); (C) No filing or registration with, notification to, confirmation of, or authorization, consent or approval of any Governmental Authority or any other Person is required in connection with the execution, delivery and performance of this Agreement by the Company.
5.1.4.Title of Shares; Capitalization. Except for the matters related to the Corporate Restructuring (a) all of the Existing Shares have been duly authorized, validly issued, are fully paid in, have not been issued in violation of any subscription rights, and there are no outstanding obligations of the Company to repurchase, redeem, or otherwise acquire any of the Company’s capital stock, or other subscription rights, granted purchase options or any other rights to acquire or subscribe for any shares and/or quotas or any other securities issued, or to require for any shares to be issued, by the Company that, if exercised, would grant to the respective holder, or could be converted into, or exchanged for, shares and/or quotas representing the capital stock of the Company, issued or to be issued in the future; (b) the Sellers have not entered into any contract or agreement (except for this Agreement) or assumed any commitment before any third party to dispose of or have the right to dispose of, before any third party, of any shares or quotas of the Company, except as otherwise provided in this Agreement; (c) there are no stockholders’ agreements or voting trusts, proxies or other agreements or understandings to which the Company is a party or by which they are bound with respect to the voting, transfer or other disposition related to the interests in the capital stock of the Company or otherwise related to these interest, or relating to the rights of any Person, whether or not a shareholder, to any proceeds, income, revenue or other economic entitlement in respect of the Company, except per the transactions provided for in the Corporate Restructuring; and (d) the Company does not participate in any company, undertaking, consortium, association, joint venture, directly or indirectly, of any nature. Except for the Corporate Restructuring, there are no other subscription rights, granted purchase options or other rights to acquire or subscribe for any shares and/or quotas or any other securities issued by the Company that, if exercised, would grant to the respective holder of shares and/or quotas, or could be converted into, or exchanged for, shares and/or quotas representing the capital stock of any of the Company, issued or to be issued in the future. The Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible or exchangeable into or exercisable for securities having the right to vote) on any matters that the Sellers may vote. All Existing Shares are free and clear of any and all Encumbrances and/or any other defects, except for the Corporate Restructuring.
5.1.5.Material Contracts. Schedule 5.2.5 contains an accurate, true, correct and complete list of all material Contracts or agreements (or groups of related Contracts or agreements) to which the Company is a party or by which the Company’s assets, rights or Business are bound or affected, including, but not limited to, (i) financial, loan agreements and other contracts relating to the incurrence of debt by the Company, (ii) contracts with material customers, (iii) any joint venture, strategic alliance or partnership agreement, (iv) any contract for the purchase of products or services of (or caused a disbursement by the Company in the last three (3) months) greater than one hundred thousand Dollars (USD 100,000.00), (v) any contract containing non-competition, non-solicitation, exclusivity, “take-or-pay” or most-favored nation pricing provisions, (vi) any contract relating to the acquisition or sale of the capital stock or other equity interests, assets or business of any Person, (vii) any contract or commitment for capital expenditures in excess of one hundred thousand Dollars (USD 100,000.00), (viii) any contract under which the Company receives a license with respect to any Intellectual Property, (ix) any contract involving a Governmental Authority, (x) any contract that provides for indemnification of any officer, director or employee of the Company, and (xi) any collective bargaining agreement (the “Material Contracts”). The Material Contracts (i) are valid, enforceable and are in full force and effect and are enforceable against the Company and the other parties thereto; and (ii) constitute a legal, valid and binding obligation of the respective parties. The Company and/or the Sellers have performed all obligations required to be performed by it pursuant to such Material Contracts and is not in breach, violation or default under any Material Contract and, to the Sellers’ knowledge, no event has occurred that with notice or lapse of time, or both, would constitute a default by the Company under any of the Material Contracts, except in respect to the Transaction. No other party is in breach, default or violation of, nor has exercised or intend to exercise, any termination rights or modifications with respect to, any Material Contract, and there are no existing threats of default, breaches or violations of any of such Material Contracts by any other party thereto.
5.1.6.Litigation. Except as provided for in Schedule 5.2.6, there are no Claims in effect or ongoing or, to the knowledge of the Sellers, proceedings pending or threatened in law, or in equity, or before any Governmental Authority, affecting any of their respective current or former properties, rights or assets, or against or relating to (i) the Company, (ii) the Business of the Company, or (iii) any Person that the Company has agreed to defend or indemnify in respect thereof or by which any of their rights, assets or properties are bound which (a) challenges the validity or enforceability of this Agreement or the Transaction herein contemplated, or (b) are reasonably likely to involve, individually or in aggregate, an award of injunctive relief, potential criminal liability or damages; no such claim if determined adverse to the interests of any of the Company, would: (i) prevent, hinder or delay the consummation of the Transaction contemplated by this Agreement; (ii) hinder the Sellers capacity to comply with and perform their obligations arising from this Agreement; or (iii) affect, in any material respect, the Buyer’s ability to own or operate the Business of the Company. The Company is not subject to any Decision or is in breach or violation of any order or judgment. No member of the Company is subject of any Claim or any inquiry or investigation by a Governmental Authority.
5.1.7.Labor Aspects. Except as provided for in Schedule 5.2.7(a), the Company has at all times complied with all material applicable Laws and contractual obligations relating to labor and employment (including wages, hours, benefits, labor conditions and occupational safety and health requirements), and no Losses have been assessed or could be assessed against the Company for its failure to comply with any of the foregoing. Except as already identified in Schedule 5.2.6, there are no pending or threatened Claims in connection with any labor matters (whether of individual or collective nature). Except as provided for in Schedule 5.2.7(b), there are no Plans, benefits, incentives or other special conditions (including health insurance, life insurance, private pension plan and financing) for the Employees of the Company, and such Plans, benefits, incentives or other special conditions have not suffered any change since the date of the Management Financial Statements. Schedule 5.2.7(c) identifies all labor organizations and/or work councils that represent Employees with respect to their employment with the Company. There are no, and for there have never been, strikes, individual or collective bargaining (including arbitration proceedings), stoppages, pickets or work slowdowns in course or threatened, against Company. The Company is in compliance with all of their contractual and legal material obligations with respect to their service providers, Employees and independent contractors. The Company is not engaged in any unfair or illegal labor practice and no unfair or illegal labor practice complaint, grievance or arbitration proceeding is pending or is threatened against the Company. All amounts due or accrued due for all salary, wages, bonuses, commissions, vacation with pay, sick days, termination and severance pay, benefits and other similar accruals (including payroll taxes), as applicable, have either been paid or are accurately reflected in the books and records of the Company. No Plan exists that, as a result of the execution of this Agreement or consummation of the transactions contemplated hereby (whether alone or in connection with any subsequent event(s)) could result in (i) severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) accelerating the time of payment or vesting or result in any payment or funding of compensation or benefits under, increase the amount payable or result in any other obligation pursuant to, any of the Plans, or (iii) limiting or restricting the right of the Company to merge, amend or terminate any of the Plans.
5.1.8.Management Financial Statements. Schedule 5.2.8 contains an accurate, true and correct copy of the Management Financial Statements. The Sellers declare that there are no assets or liabilities that are not recognized in the Financial Statements. The Management Financial Statements have been prepared in accordance with past practices of the Company, consistently applied, and present fairly, in a true and complete manner, the financial condition, operating results, and cash flows of the Company on the dates and for the periods to which they refer.

5.1.9.Tax Aspects. All material tax returns of the Company have been timely and duly filed with the competent Governmental Authorities in all jurisdictions in which such filings are required to be filed and such tax returns are true, complete and correct. All Taxes due by the Company have been duly paid on their due dates, or, where payment is not yet due, the Company has made adequate provision for all Taxes in the Management Financial Statements. The Company is not currently subject to any audit or inspection by any Governmental Authority in respect of Tax matters and no such audit or inspection is threatened. The Company has not (i) entered into any agreements with Tax Governmental Authorities for the payment of late Taxes; or (ii) received any notice or been a party to any judicial or administrative proceeding for the collection of Taxes. There is no outstanding assessment, dispute, proceeding, investigation or claim concerning any Tax liability of the Company claimed, pending or raised by a Tax Governmental Authority in writing, and, to the knowledge of sellers, no such assessment, dispute, proceeding, investigation or claim has been threatened. There are no Encumbrances for Taxes upon any property or assets of the Company. All Taxes required to be withheld, accrued, collected or deposited by or with respect to the Company have been timely and accurately withheld, accrued, collected or deposited and, to the extent required, have been paid to the relevant Tax Governmental Authority. The Company and is not subject to taxation in any jurisdiction other than Brazil. The Company does not have any liability for the Taxes of any other Person under applicable Tax laws, as a transferee or successor, by contract, or otherwise.
5.1.10.Assets. The Company has good, valid and marketable title to or, in the case of leased assets, a valid leasehold interest in, all assets, rights and properties necessary or used for the conduct of their activities in the Ordinary Course. The assets, rights and properties of the Company have been lawfully and validly acquired, are in perfect order and working normally, except for wear and tear caused by their regular use, are properly registered in the relevant registries, whenever required by Law, and are free and clear of any Encumbrances, except the resolutions taken under the Corporate Restructuring.
5.1.11.Intellectual Property. The Schedule 5.2.11 contains a complete and detailed list of all Intellectual Property of the Company. The Company owns all right, title and interest free and clear of any Encumbrances or holds a valid license or other permission to all of the Intellectual Property of the Company. The commercial operations of the Company do not violate or infringe upon Intellectual Property rights of any other Person. The Company has never received from any Person (or earlier, for matters that are still unresolved) any written allegation that any of the Intellectual Property is infringing, misappropriating, diluting (with respect to trademarks), violating or making unauthorized use of any intellectual property of any third party. No third party is infringing, misappropriating, diluting (with respect to trademarks), violating or making unauthorized use of any Intellectual Property. There is no Claim pending before any court or tribunal relating to Intellectual Property.
5.1.12.Real Estate Property.
(i)Leased Property. Schedule 5.2.12 contains a complete list of the real estate property leased by the Company (“Real Estate”). The Company has good, quiet, incontestable and valid title of the Real Estate, which is free and clear of any Encumbrances. There is no Claim or notice from any third party, including from Governmental Authorities, of any nature, involving the Real Estate. The Real Estate is the only property used or occupied by the Company in connection with the operation of their Business.
(ii)Owned Real Estate Property. The Company is not owner of any real estate.
5.1.13.Licenses and Permits. The Company holds all material Authorizations necessary to own, operate their Business and to perform their activities, which have not been challenged by any third party.
5.1.14.Conduct of Business; Absence of Certain Changes. Except as contemplated or permitted by this Agreement or as required by applicable Law, the Company and its Businesses: (i) have been conducted in their Ordinary Course consistent with past practice and in conformity with their Organizational Documents, in compliance with the Law, and without any material change and (ii) have taken no action that is prohibited by Law.
5.1.15.Compliance with Anti-Corruption Laws. The Company is in compliance with all applicable Anti-Corruption Laws or any other applicable anti-money laundering or anti-terrorist-financing statute, rule or regulation. The Company has not received any written communication from a Governmental Authority regarding the violation or possible violation by them or any of their Representatives of any applicable Anti-corruption Laws or any other applicable anti-money laundering or anti-terrorist-financing statute, rule or regulation. None of the Company, its attorneys-in-fact, or, to the Sellers’ knowledge, any of its Representatives (in their capacity as such) has: (a) offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value to any government official or to any other Person under circumstances where the Company or any of its Representatives knew or had reason to know or believe that all or a portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any government official for the purpose of (i) influencing any act or decision of such government official in his official capacity; (ii) inducing such government official to perform or omit to perform any activity related to his legal duties; (iii) securing any improper advantage; or (iv) inducing such government official to influence or affect any act or decision of any Governmental Authority, in each case for the purpose of assisting the Company or any of its Representatives in obtaining or retaining business for or with, or in directing business to, the Company or any other Person; or (b) made any bribe, rebate, payoff, influence payment, “kickback”, or other such payment to any government official or to any other Person or entity for the purpose of gaining an improper business advantage.
5.1.16.Transactions with Related Parties; Payment to Shareholders and Administrators. Except for the Existing Loan or as disclosed in Schedule 6.4, the Company is not party to any transaction with any Related Party, including the Sellers. After the Corporate Restructuring, there will be no transactions with Related Parties, no payment of salaries to the shareholders, nor advances to directors/officers.
5.1.17.Powers of Attorney. Except for those listed in Schedule 5.2.17, there is no power of attorney executed in the name of the Company.

5.1.18.Guarantees. The Company is not a guarantor (including, without limitation, through an aval or fiança) or possesses any other form of liability or obligation (including debt) on behalf of any other Person.
5.1.19.Insolvency. No order has been issued nor any petition applying for liquidation, bankruptcy or reorganization of the Company. No action has been taken to appoint a court administrator or trustee for any part of the assets of the Company. The Company has not made or proposed any arrangement or other form of general agreement or solicitation with their creditors or any class of creditors.
5.1.20.Insurance. The insurance policies contracted by the Company, as described in Schedule 5.2.20, are in full force and effect, and all the corresponding premiums or installments thereof, maturing up to the date hereof have been duly paid.
5.1.21.CADE. There is no pending Claim involving antitrust matters in name of the Company, including, but not limited to, inspections, proceeding, obligations, liabilities and investigation before CADE. The Company have not practiced any anti-competitive behavior that could be challenged by any Person or object of any Claim and have not incurred in any conduct that could be considered as a cartel by antitrust authorities.
5.1.22.Customers and Suppliers. Schedule 5.2.22(a) lists the 20 largest customers (including travel brokers) of the Company for the twelve (12)-month period ended December 31, 2022 (the “Material Customers”). Schedule 5.2.22(b) lists the 10 largest suppliers of the Company for the twelve (12)-month period ended December 31, 2022 (the “Material Suppliers”). No Material Customer or Material Supplier has terminated its relationship with the Company or given written notice to the effect (or threatened in writing) that such Material Customer or Material Supplier will (i) terminate its relationship with the Company, (ii) material decrease their business relationship with the Company, or (iii) materially modify the terms of its relationship with the Company. The Company has not been involved in any Claim with respect to any Material Customer or Supplier. There is no other Material Contract entered by the Company besides the Material Contracts above mentioned.
5.1.23.Working Capital. The Company has sufficient working capital to conduct the Company’s activities in the Ordinary Course of Business and, therefore, Buyer shall not be required to make capital injections in the Company within the period of eighteen (18) months counted as from the Closing Date, with exception of the following cases: (i) force majeure and act of God; (ii) political/geopolitical/climate/sanitary events that materially impact the tourism market in Brazil; (iii) bankruptcy of any major Company suppliers, identified in Schedule 5.2.22(b); (iv) unreasonable and detrimental interference of the Buyer in the management pricing policy and financial management (relevant changes to the processes adopted nowadays – deadlines, advances, etc.); (iv) banks stopping providing credit facilities; (viii) the increase of volume sales by over 25% (twenty five percent) and funding new Capex beyond the ones that the Company was customarily doing to the Closing Date; (ix) the changes in the sales policy (terms, conditions, prices); (x) material adverse modifications to the pricing policy; (xi) distribution of profits and dividends beyond what the Company is legally entitled to do; and (xii) changes in tax, labor or consumption legislation.

4.3.Representations and Warranties of the Buyer and Holdings. Each of the Buyer and Holdings hereby represent and warrant the following to the Sellers on the Closing Date:
5.1.1.Organization, Powers and Authority. Each of the Buyer and Holdings is duly organized and exist validly according to the Laws of its jurisdiction of incorporation, and is in good standing pursuant to the applicable Laws, with the requisite corporate power and authority to own, lease and operate the properties, rights and assets and to carry out their business as now conducted. Each of the Buyer and Holdings has the requisite power and authority to conduct their businesses, is qualified to do business and is in good standing. Each of the Buyer and Holdings holds all requisite power and authority necessary to, and has taken all necessary action to, enter into this Agreement, comply with its obligations, and consummate the transactions contemplated hereby or thereby (including all required approvals and/or the disclosure of all documents and information required by applicable Laws, which are true and correct in all aspects as of their reference date and do not contain, as of such reference date, any information or untrue statement), except where the failure to have such authorizations would not reasonably be expected to have a material adverse effect on the its ability to timely consummate the Transaction contemplated by this Agreement. The execution and performance of this Agreement is not subject to any prior authorization, approval and/or consents of any nature (i) resulting from any clause or provision of any agreement or contract to which the any of the Buyer or Holdings is a party, that have not been obtained through this date, or (ii) by virtue of Law, proceeding or court order, or for any other reason, that have not been obtained through this date, and (b) in the case of any of the foregoing, where failure to make or obtain any such authorization, approval or consent would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on any of the Buyer or Holding’s ability to timely consummate the transactions contemplated by this Agreement.
5.1.2.Binding and Valid Obligation. This Agreement constitutes valid and binding obligations of each of the Buyer and Holdings, enforceable against it in accordance with its terms and conditions.
5.1.3.No Conflict; No Violation; No Consent. The execution and performance of this Agreement shall not violate any provision of Law, Organizational Documents of the Buyer or Holdings, or any contracts or agreements to which the Buyer or Holdings is a party, nor shall they result (i) in the early termination or acceleration of any obligation contained in, or in the termination of any of such contracts or agreements, or (ii) in the creation of any Encumbrance of any nature over each of the Buyer or Holding’s assets or properties, except in the case of each of the foregoing, where any such result would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Buyer or Holding’s ability to timely consummate the transactions contemplated by this Agreement. Except for the submission of the Transaction to CADE, no other filing or registration with, notification to, confirmation of, or authorization, consent or approval of any Governmental Authority or any other Person is required in connection with the execution, delivery and performance of this Agreement by the Buyer or Holdings.
5.1.4.Claims. There is no Claim, whether ongoing or, to the Buyer’s knowledge, threatened, against the Buyer or Holdings or that may affect them before any Governmental Authority that, if decided unfavorably, shall prevent, hinder or delay the consummation of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Buyer or Holding’s ability to timely consummate the transactions contemplated by this Agreement.
5.1.5.Sufficiency of Funds. Buyer shall have sufficient cash on hand or other sources of immediately available funds to enable it to make payments and consummate the Transaction set forth in this Agreement.
5.1.6.Solvency. Neither Buyer nor Holdings is in a state of insolvency or under threat of being in such a state. No order has been issued nor any petition applying for liquidation, bankruptcy or reorganization of the Buyer or Holdings. No action has been taken to appoint a court administrator or trustee for any part of the assets of the Buyer or Holdings. Neither the Buyer nor Holdings has made or proposed any arrangement or other form of general agreement or solicitation with their creditors or any class of creditors.
5.1.7.Compliance with Anti-Corruption Laws. Each of the Buyer and Holdings is, and at all times has been, in compliance with all applicable Anti-Corruption Laws or any other applicable anti-money laundering or anti-terrorist-financing statute, rule or regulation. Neither Buyer nor Holdings has received written communication from a Governmental Authority regarding the violation or possible violation by the Buyer or Holdings or any of their respective Representatives of any applicable Anti-Corruption Laws or any other applicable anti-money laundering or anti-terrorist-financing statute, rule or regulation. Each of Buyer and Holdings, and their respective attorneys-in-fact and Representatives (in their capacity as such), has not: (a) offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value to any government official or to any other Person under circumstances where the Buyer or Holdings, or any of their respective Representatives, knew or had reason to know or believe that all or a portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any government official for the purpose of (i) influencing any act or decision of such government official in his official capacity; (ii) inducing such government official to perform or omit to perform any activity related to his legal duties; (iii) securing any improper advantage; or (iv) inducing such government official to influence or affect any act or decision of any Governmental Authority, in each case for the purpose of assisting Buyer or Holdings, or any of their respective Representatives, in obtaining or retaining business for or with, or in directing business to the Buyer, Holdings or any other Person; or (b) made any bribe, rebate, payoff, influence payment, “kickback”, or other such payment to any government official or to any other Person or entity for the purpose of gaining an improper business advantage.
5.1.8.CADE. For the purposes of article 88 of Law No. 12,529, dated November 30, 2011 (“Brazilian Antitrust Law”) and of the Ordinance No. 994, dated May 30, 2012, the Buyer declares and represent that (i) has knowledge of the Brazilian Antitrust Law and other applicable regulations; (ii) Buyer and its respective economic group, as defined in the Administrative Council for Economic Defense (“CADE”)’s Resolution No. 33, dated April 14, 2022, have not registered annual gross revenues or volume of business in Brazil equal to or greater than seven hundred and fifty million Brazilian Reais (BRL 750,000,000.00) in the fiscal year ended in December 31, 2022; and (iii) after careful consideration, the Agreement and the Transaction contemplated herein are not subject to mandatory notification to CADE on this date, as the turnover thresholds set forth in the Brazilian Antitrust Law are neither met by the Company nor by the Buyer (and its economic group).

4.4.No Other Representations and Warranties. Except for the representations and warranties contained in the Section 5.3, neither the Buyer nor Holdings makes any express or implied representation or warranty nor hereby disclaim any such representation or warranty with respect to the execution and delivery of this Agreement and the consummation of the Transaction contemplated herein.
ARTICLE 6 - ADDITIONAL COVENANTS
4.1.Confidentiality. For a period of five (five) years following the Closing Date, the Parties shall maintain and use their best efforts to ensure that their Representatives keep confidential documents and information of a confidential nature relating to business strategies, operations, finances and other matters involving the Company and each of the Parties, except for information that needs to be prepared and disclosed in accordance with the applicable Law, as well as the terms and conditions set forth in this Agreement. The Parties undertake to maintain the utmost secrecy with respect to Confidential Information, refraining from copying, reproducing, selling, assigning, licensing, marketing, transferring or otherwise alienating, disclosing or disposing of such Information to third parties, nor to use them for any other purpose not pertaining to the object of this Agreement.
6.1.1.Confidential Information. All information and confidential documents pertaining to the operations, activities, strategies, products, services and technologies of the Company and the Parties will be considered confidential, as well as any and all information, oral or written, of a technical, operational, commercial or legal nature, including know-how, drawings, specifications, databases, diagrams, formulas, models, samples, flowcharts, sketches, photographs, projects, plants, inventions, industrial secrets, computer programs, web pages, business plans, business strategies, concepts of products and services, techniques, documents and contracts of any kind, studies, opinions, diverse researches, in short, any and all information relating to or belonging to the Company or the Parties (“Confidential Information”).
6.1.2.Exceptions. The confidentiality obligation set forth herein does not apply to information made available by either Party that: (i) was already known to the receiving Party, at the time of its disclosure; (ii) were already (at the time of its disclosure) known to the public domain, without any breach of confidentiality obligation by the receiving Party; (iii) has been obtained from another source (other than the disclosing Party), in which case the receiving Party or its Affiliates are not aware of any breach of any confidentiality obligation by such source; (iv) has been independently developed or obtained by the receiving Party without any breach of this Agreement, except where such information has been developed on the basis of a Confidential Information; (v) must be disclosed pursuant to law or regulation, including for the avoidance of doubt regulations of the Nasdaq stock exchange, or even pursuant to a judicial or administrative order with jurisdiction over the receiving Party or its Representatives, for the purpose of disclosing a material fact; and (vi) are disclosed by the Parties in their management and/or administration reports.
6.1.3.Permitted Disclosure of Confidential Information. If any of the Parties are required by Law, regulation or by request of any Governmental Authority to disclose part or all of the Confidential Information, the relevant Party shall be authorized to disclose such Confidential Information provided that it promptly sends to the other Party written notice thereof, if possible with sufficient time to allow the other Party to request any appropriate measures or remedies to prevent or restrict such disclosure. Notwithstanding, the Parties shall only disclose the Confidential Information to the extent that is legally required and will use their best efforts to obtain confidential treatment for any Confidential Information that is ultimately disclosed.
6.1.4.Authorization for Disclosure of Confidential Information. The confidentiality rules established herein do not apply to the disclosure of information by the Parties or the Company (i) to their Representatives directly or indirectly involved in the Transaction, including those involved in the offering prospectus, advertising material and other applicable advertisements (in this case, subject to a similar undertaking of confidentiality); (ii) to regulatory authorities, in Brazil, the United States of America and any other jurisdiction; (iii) to the Parties’ auditors. In any case, the Parties shall remain liable for any breach of Confidential Information by its respective Representatives.
4.2.Public Announcements. Without the prior written approval of the other Party (which approval shall not be unreasonably withheld), no Party shall issue, or permit any Representative or Affiliate of such Party to issue, any press releases or otherwise make, or cause any Representative or Affiliate of such Party to make, any public statements with respect to this Agreement and the Transaction contemplated herein, except when such release or statement is deemed in good faith by the releasing Party to be required by applicable Law or stock exchange rule. In each case to which such exception applies, the releasing Party shall use its reasonable efforts to provide a copy of such release or statement to the Buyer (in the case of a release or statement by the Sellers) or to Seller s(in the case of a release or statement by any Buyer or Holdings) and incorporate any reasonable changes which are suggested by such Party prior to releasing or making the statement.
6.1.1.The Parties hereby agree that the disclosure to the market of the material fact and/or notice to the market by the Buyer regarding the Transaction shall be carried out in the form to be agreed by the Parties in accordance with the applicable Law to publicly held companies. The other disclosures, mandatory or not, by the Buyer, shall comply with the provisions of Section 6.2.
4.3.Collaboration. The Parties undertake to use their reasonable best efforts and to collaborate with each other with respect to any measures and actions deemed necessary to allow the Transaction contemplated hereby to be consummated, including to (but subject to the limitations set forth in this Agreement): (i) obtain all Authorizations that are required to be obtained under any federal, state, local or foreign Law or regulation or contracts to which the Company is a party, and (ii) fulfill all terms and conditions to this Agreement.
4.4.Replacement of Guarantees. Within six (06) months as from the Closing Date, the Buyer shall cause the Company to replace the guarantees provided by the Sellers or any of their Affiliates to the agreements listed in Schedule 6.4. As from the Closing Date, the Buyer shall be liable for any default event and any costs associated with the maintenance of such guarantees. The Buyer shall indemnify and keep the Sellers’ Indemnified Parties harmless from any and all Losses arising from a breach of this obligation, including by compensating such Sellers’ Indemnified Parties for (i) any amounts paid to the relevant counterparty in such agreements as a result of the enforcement of the guarantee provided by the Seller or the respective Affiliate; plus (ii) the amount of Taxes levied as a result of the Seller or the respective Affiliate effecting such payment to the relevant counterparty in such agreements under the relevant enforcement of the guarantee provided by the Seller or the relevant

Affiliates. The indemnification obligation provided for in this Section 6.4 shall not be subject to the limitations set forth in Article 7.
4.5.Supporting Services. . After the date hereof, the Buyer undertakes to endeavor its best efforts to, upon the prior approval of the Sellers (which approval shall not be unreasonably withheld), integrate the Company’s platform to the software and cloud storage systems available to Buyer and/or Buyer’s Affiliates (including but not limited to cloud storage system provided by AWS- Amazon and technological support) in order to reduce Company’s operational costs.
4.6.Corporate Restructuring. The Parties acknowledge and agree that the Company is under the ongoing Corporate Restructuring and certain actions shall be taken after this date in order to ensure that Buyer is the sole holder of the totality of the Shares (including Capital Increase Shares) of the Company and that Sellers are the sole holders of the totality of Interep Quotas. Therefore, the Parties undertake to perform (and cause the Company to perform) all and any required acts or reasonably advised measures in order to finalize the steps to be taken with regards to such Corporate Restructuring, including but not limited to the following actions to be taken on the Corporate Restructuring Final Date:
(i)update the Company’s Share Registry Book to reflect the cancellation of the Cancelled Shares;
(ii)the Company shall assign and transfer the Interep Quotas to Sellers by means of the execution of an amendment to the Articles of Association of Interep Empreendimentos, and the Company shall file such instrument with JUCESP within thirty (30) days;
(iii)hold a shareholders’ meeting of the Company to resolve and approve on the capital increase of the Company and issuance of the Capital Increase Shares to be subscribed by Cynthia and paid-in by the conversion of the Existing Loan; and
(iv)Cynthia and Buyer shall execute the relevant Share Transfer Term in Company’s Share Transfer Registry Book by which Sellers assign and transfer all the Capital Increase Shares to Buyer.
4.7.Management. During a three (03) year timeframe as from the Closing Date, the Buyer undertakes to and shall cause the Company to not, without Sellers’ prior consent: (i) change the Company’s Bylaws in order to modify its corporate purpose; (ii)  cause the migration of clients of the Company to any of Buyer’s Affiliates; (iii) take any action, change, modify or determine any sales and/or marketing polices, practices and activities of the Company.
6.1.1. 6.7.1    In the event of a merge, spin-off or any other corporate reorganization of the Company that results in the termination of the Company, at any time during three (03) year timeframe as from the Closing Date, the Earn-Out shall become due by the Buyer even if the conditions provided in Section 4.4 are not met and payable pursuant to the terms of Section 4.4.5 within fifteen (15) days as from such event.
4.8.Accounting System Integration. The Sellers (in their capacity of members of the management of the Company) shall cause the Company to: (i) no later than July 15, 2023, deliver and allow access to all the information and documents, including, but not limited to, accounting, financial and fiscal information and books, which are reasonably requested by the Buyer as required for the integration of the Company’s enterprise accounting system with the accounting system of Tripoint solution provided by TFV, as adopted by the Company’s Affiliate named Orinter Viagens e Turismos S.A. and to the extent in accordance with the BR GAAP (“Accounting System Integration”); (ii) hire any software, system or service as reasonably required for the Accounting System Integration; (iii) instruct the Company’s employees and service providers to undertake any and all reasonably necessary measures and procedures to allow the Accounting System Integration. For the sake of clarity, the Accounting System Integration shall comply with the BR GAAP.
6.1.1.In case the Sellers do not comply with any of the foregoing obligations, they will be jointly subject to a compensatory fine in the total amount of five hundred thousand dollars (USD 500,000.00), due to the Buyer and to be borne by the Sellers on a 50-50 basis, which may be offset by Buyer from the Earn-Out and from the Deferred Payment; provided that (i) if such breach is diligently cured by the Sellers within ten (10) days as from the receipt of a written notice from the Buyer informing such violation, or (ii) to the extent such breach is caused by a reason imputed exclusively to third parties other than the Sellers, then such breach shall be considered not to have occurred and no penalty or indemnity will be due by any of the Sellers to the Buyer on this regard.
4.9.Personal Expenses. The Sellers hereby agree that, as from the Closing Date, they are not authorized to incur any personal expenses at the Company’s account, including car and travel expenses, except if otherwise previously approved by the Buyer.
4.10.Stay Period. The Key Executives undertake to not terminate the respective Instrument of Office for three (03) year timeframe as from the Closing Date (“Stay Period”).
To the extent any Instrument of Office is terminated (i) by the Company upon the occurrence of an event of Cause or (ii) by the Key Executive without the occurrence of an event of Due Motive, the Key Executives shall be subject to a penalty shall be paid three (03) months from the end of each successive calendar year and calculated as follows:
(i)if the termination occurs before one (01) year from Closing Date, penalty shall be P1 + P2 + P3:
(a)If EBITDA 2023 >= USD3,500,000.00, then:
(a)If EBITDA 2023 < USD3,500,000.00, then:
(i)if the termination occurs before two (02) years from Closing Date, penalty shall be P2 + P3:
(a)If EBITDA 2024 >= USD4,000,000.00, then:
(b)If EBITDA 2024 < USD4,000,000.00, then:

(i)if the termination occurs before three (03) years from Closing Date, penalty shall be P3:
(a)If EBITDA 2025 >= USD4,500,000.00, then:
(c)If EBITDA 2025 < USD4,500,000.00, then:
“t” being the numbers of months prior to termination in the calendar year in question.
6.1.1.To the extent an Instrument of Office is terminated (i) by the Company without the occurrence of an event of Cause or (ii) by any of Key Executives upon occurrence of an event of Due Motive, the Key Executives shall not be subject to the penalty above mentioned.
ARTICLE 7 - INDEMNIFICATION
4.1.Indemnity by the Sellers. The Sellers agree to jointly defend, indemnify, reimburse, and hold each of the Buyer, Holdings and the Company, as well as each of their respective Affiliates, partners, members, managers, officers, directors, employees, consultants, Representatives, advisors, agents, successors and assigns (collectively, the “Buyer’s Indemnified Parties”), harmless from and against Losses incurred or suffered by any of the Buyer’s Indemnified Parties, as a result of, or in relation to, any of the following:
(a)breach of any of the representations and warranties made by the Sellers in Sections 6.1 and 6.2 of this Agreement; and/or
(b)violation or breach or failure to perform by the Sellers and/or by the Company of any covenant or agreement set forth herein; and/or
(c)any Claim, act, fact, error, omission or circumstance of the Company or Affiliate that occurred on or prior to the Closing Date (even if materialized after the Closing Date), regardless of the fact that any such act, fact, error, omission or circumstance is identified on any Exhibit or Schedule to this Agreement or in any way known to the Buyer, including those identified (or not) in the due diligence.
7.1.1.The Sellers are jointly and severally liable before the Buyer and/or the Company, as applicable in what refers to the indemnification obligation for any Losses deriving from any of the events referred to in Section 7.1 above.
4.2.Indemnity by the Buyer. The Buyer agrees to defend, indemnify, reimburse, and hold the Sellers and their Affiliates, Representatives, advisors, agents, successors and assigns (collectively, “Sellers’ Indemnified Parties” and, jointly with the Buyer’ Indemnified Parties, “Indemnified Parties”), harmless from and against Losses incurred or suffered by any of the Sellers’ Indemnified Parties, as a result of, or in relation to the following cases:
(a)a breach of any of the representations and warranties made by the Buyer or Holdings in Section 6.3 of this Agreement; and/or

(b)a violation or breach or failure to perform by the Buyer or Holdings of any covenant or agreement set forth herein, provided that such breach has not been remedied within a period of 30 (thirty) days after the relevant breach has been notified in accordance with this Agreement.
4.3.Indemnity Term. The obligation to indemnify the Indemnified Parties as set forth in this Agreement shall terminate on the 6th (sixth) anniversary of the Closing Date for Tax matters and on the 5th (fifth) anniversary of the Closing Date for matters of any other nature; provided, however, that, after such period has lapsed, Seller’s liability shall remain valid solely in connection with Losses already notified in writing to Sellers within said period, then the obligation to indemnify shall remain valid and in force until the final decision thereof is rendered (“Indemnity Term”).
4.4.De Minimis. Individual Losses in an amount of up to five thousand Dollars (USD 5,000.00) shall not be subject to indemnification under this Article 7.
4.5.Maximum Limitation on Indemnity Obligation. The maximum aggregate amount of Losses that may be claimed to the Sellers by the Buyer’s Indemnified Parties by virtue of the obligations to indemnify contained under this Article 7 shall not, in any case, exceed in the aggregate fifty percent (50%) of the Purchase Price (“Indemnification Cap”), except in the case of violation of any of the representations and warranties set forth in Sections 5.1.1, 5.1.2, and 5.1.5 above or actual fraud by the Sellers, in which case there will be no limitation for indemnification.
4.6.Payment of Indemnities. Except with respect to a Third-Party Claim that is directly settled by the Indemnifying Party, the obligation to indemnify shall become due:
7.1.1.For Losses related to Direct Claims. (A) within 30 (thirty) days following receipt of a Direct Action Notice, in amounts not disputed, or (B) if there is a dispute, and for the portion so disputed, 30 (thirty) days following the date on which the final and unappealable decision has been issued in accordance with Article 10, in the Loss amounts determined in the decision against each Indemnifying Party.
7.1.2.For Losses Related to Third Party Claims. Within 15 (fifteen) days following the date on which the Indemnifying Party incurred in an indemnifiable Loss, in accordance with the respective Third Party Claim and as verified in a final and unappealable decision, in the amount of the Loss incurred, as notified by the Indemnified Party to the Indemnifying Party, provided that until the third anniversary of the execution of this Agreement all payments arising from an indemnifiable Loss from Sellers to Buyer’s Indemnified Parties with respect to a Third Party Claims shall be made in accordance to Section 7.7.
7.1.3.Delay in Payment. In case of delay of payment by the Indemnifying Party it shall apply a penalty of five per cent (5%) and monthly interests of one per cent (1%) pro rata shall be applied on due amounts until the date of actual payment to the Indemnified Party.
7.1.4.Offset. Any amount due by the Sellers pursuant to this Agreement in relation to any Loss effectively suffered or incurred by the Buyer’s Indemnified Parties or related to any amount due by the Sellers or Key Executives to the Buyer, including any penalties expressly provided in this Agreement, may be offset from the any amounts due and payable to the Sellers under this Agreement and/or from the Buyer Shares (except with respect to 16,000 Buyer Shares) , at Buyer’s sole discretion and subject to Section 7.6.4.1.

7.1.4.1.For purpose of Section 7.6.4 above, Buyer shall have the right to demand the release from the escrow account to the Buyer of a certain number of Buyer Shares, which have an aggregate Buyer Share Value equals to the outstanding amount due to such Buyer’s Indemnified Party under this Agreement, except with respect to 16,000 Buyer Shares.
7.1.5.Payment Method. Subject to the offset and deduction rights above set forth, any amount due by the Sellers pursuant to this Article 7 in relation to any Loss suffered or incurred under Section 7.1 above, and any amount due by the Buyer pursuant to this Article 7 in relation to any Loss suffered or incurred under Section 7.1.1 above, shall be paid directly from Sellers to the Buyer, or from the Buyer to the Sellers, as applicable, by wire transfer of immediately available funds.
7.1.6.Gross Up. In determining the amount of any indemnification payment for a Loss suffered or incurred by an Indemnified Party hereunder, the amount of such Loss shall be (i) increased to take into account any net Tax cost actually incurred by the Indemnified Party arising from the receipt of indemnity payments hereunder (grossed up for such Tax cost) and (ii) decreased to take into account any expense actually incurred by the Company arising from the payment of such Tax.
4.7.Memorandum Account. The Buyer and the Company shall maintain a virtual control memorandum account (“Memorandum Account”) with the purpose of recording the balance of Losses effectively incurred or disbursed by the Company arising from any Claim which are subject to indemnification to Buyer’s Indemnified Parties under this Agreement (“Ongoing Claims”), in accordance with the procedure defined in Section 7.7.1 et seq.
7.1.1.The Buyer and the Company shall record in the Memorandum Account any and all Ongoing Claim, detailing in respect to each Ongoing Claim its: (a) status, and (b) applicable amount of Losses effectively incurred or disbursed by a Buyer’s Indemnified Party. For avoidance of doubt, the Memorandum Account will provide information with respect to Losses that are indemnifiable to Buyer’s Indemnified Party pursuant to this Article 7, subject to the limitations provided therein.
7.1.2.The Buyer and the Company shall deliver an updated copy of the Memorandum Account jointly with supporting documentation to Sellers on a quarterly basis until the last Business Day of the last month of each quarter.
7.1.3.Sellers shall review and analyze all the items described in the last Memorandum Account made available to Sellers prior to the Release Date within thirty (30) days as from a its receipt and, within such timeframe, Sellers shall request any supporting documentation or clarification, which shall be promptly provided by Buyer and/or the Company to Sellers. The Sellers shall be entitled to reasonably access the books, records and Company personnel as necessary in order to verify and confirm the amounts set forth in the Memorandum Account. Up to the expiration of such 30-day period, Sellers shall notify Buyer and the Company informing if they have any objection to the items described in the Memorandum Account, provided that such objection shall not impair the ability of Buyer to withhold and/or offset any amounts pursuant to Section 7.8.5.

7.1.4.After the delivery of the notification provided for in the last sentence of Section 7.7.3, Buyer and Sellers shall discuss and jointly determine which Ongoing Claims should be settled and make a joint assessment regarding which Ongoing Claim should be classified as a “probable” chance of loss and the estimated amount of Loss for such Ongoing Claim. In case the Parties fail to agree on the probability of loss and/or the estimate of Loss of a certain Ongoing Claim prior to the Release Date, the Parties shall engage a reputable accounting firm and a reputable legal counsel to quantify the Ongoing Claims and to provide an assessment on the probability of loss of each Ongoing Claims for which the Parties did not reach an agreement (“Disputed Ongoing Claims Assessment”).
7.1.5.For all the Ongoing Claims that Buyer and Sellers have agreed to classify as “probable” chance of loss or that the Disputed Ongoing Claims Assessment classified as “probable” chance of loss, Buyer shall be entitled to, at its sole discretion (x) offset the estimated amount of the Losses related to such Ongoing Claim (as agreed upon or as assessed on the Disputed Ongoing Claims Assessment) against any Earn-Out Payment (if any), and (y) retain a certain amount of Buyer Shares, which have an aggregate Buyer Share Value equals to the amount of Losses subject to indemnification. Notwithstanding the foregoing, in case the Ongoing Claims classified as “probable” chance of loss turns out to be successful and with a final and unappealable decision favorable to the Company and/or Buyer, the amount equivalent to the offset carried out or the amount equivalent to the Buyer Shares kept by Buyer shall be returned to Sellers within fifteen (15) days from such unappealable decision subject to the penalties provided for in Section 7.7.1 in case of delay of payment. In furtherance, in case of any seizure of property, attachment order or encumbrances impacting a Buyer’s Indemnified Party at the moment of the Release Date regardless of any probability of loss of the relevant Ongoing Claim, the Buyer shall be entitled to proceed as provided in this Section 7.7.5 to offset or retain Buyer Shares, at its sole discretion, in amount sufficient to make whole.
7.1.6.The same procedures provided for in Sections 7.7.3, 7.7.5 and 7.7.5 shall be applicable on the third anniversary of the date of this Agreement.
4.8.Indemnity Procedure in Case of Third-Party Claim. For the purposes of this Article 7, any and all Claims presented by any Person that is not a Party shall be referred to herein as a “Third-Party Claim”.
7.1.1.Third-Party Claim Notice. In the event that any of the Indemnified Parties may seek indemnification pursuant to this Article 7 against any Indemnifying Party in connection with a Third Party Claim, such Indemnified Party that becomes aware, in any manner, of the Third-Party Claim and/or receives any official letter, notice or summons from any Person, shall send a notice to the Indemnifying Party about such Third-Party Claim, to the persons and in the manner set forth in Section 9.3 of this Agreement (“Third-Party Claim Notice”).
7.1.2.Deadlines. The Third-Party Claim Notice shall be received by the Indemnifying Party within the earlier of (i) 30 (thirty) days from the date on which the Indemnified Party has learned about the existence of the Third-Party Claim or (ii) the period of time that represents 1/3 (one third) of the number of days allowed to present a defense. The untimely delivery of such notice shall not exempt the Indemnifying Party from the obligation to indemnify established herein, except to the extent the Indemnifying Party is prejudiced by such delay.

7.1.3.Description of Indemnity. The Third-Party Claim Notice shall contain a reasonably detailed factual description of the basis for the claim and, whenever possible, an estimate from the Indemnified Party about the total amount of the Loss involved or anticipated in the Third-Party Claim, pursuant to this Section 7.11.3, including fines, interests, fees and other charges, necessary to compensate the Indemnified Party. Failure to provide such a description shall not exempt the Indemnifying Party from the obligation to indemnify established herein.
7.1.4.Conduct of Claim. Notwithstanding the Indemnified Party’s right to monitor and opine about the conduction of the Third-Party’s Claim, the Indemnifying Party, at the Indemnifying Party’s sole cost and expenses, shall assume the defense of the Third-Party Claim, through attorneys of its choice or any other Person designated by it, for which the Indemnified Party shall grant the relevant power-of-attorney on behalf of the Indemnifying Party. The Indemnifying Party shall inform the Indemnified Party, in writing and according to Section 9.3, of its intention to conduct it or not, within (i) 30 (thirty) days from receipt of the Third-Party Claim Notice or (ii) the period of time that represents 2/3 (two thirds) of the number of days allowed to present a defense. The Indemnifying Party’s failure to send the written notice, pursuant to and within the time period established in this Section 7.8.4, shall be construed as a waiver of its right to assume the defense of the Third-Party Claim. The assumption of the defense of any Third-Party Claim by the Indemnifying Party shall not constitute an admission of responsibility to indemnify the Indemnified Party or in any manner impair or restrict the Indemnifying Party’s rights to later be reimbursed its costs and expenses if indemnification under this Agreement with respect to such proceeding, demand or other claim was not required. If the Indemnifying Party does not assume the defense of any Third-Party Claim, the Indemnified Party may, subject to indemnification provisions of this Article 7, defend such Third-Party Claim, and the Indemnifying Party may still participate in, but not control, the defense of such Third-Party Claim.
7.1.5.Cooperation. If the defense of the Third-Party Claim is assumed by the Indemnifying Party, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense; provided that the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense of such Third-Party Claim. If the Indemnified Party assumes the defense of any Third-Party Claim, the Indemnifying Parties shall reasonably cooperate with the Indemnified Party in the defense or prosecution thereof. Such cooperation shall include, at the expense of the Indemnifying Party, the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third-Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
7.1.6.Settlement by the Indemnifying Party. If the defense of the Third-Party Claim is assumed by the Indemnifying Party, the Indemnifying Party may not settle or pay any amounts relating to such Third-Party Claim unless and until it receives the prior written consent from the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that no such consent is required if the sole relief provided is monetary damages that are reimbursed to the Indemnified Party in full as Losses (subject to the indemnification limitations set forth in this Agreement).

7.1.7.Settlement by the Indemnified Party. If the defense of the Third-Party Claim is conducted by the Indemnified Party, the Indemnified Party will be able to settle or pay any amounts relating to such Third-Party Claim, unless the Indemnifying Party does not consent to such settlement or payment, which consent shall not be unreasonably withheld.
7.1.8.Costs and Expenses. The Indemnifying Party shall be liable for all reasonable costs and expenses associated with the defense of any Third-Party Claim that generate a Loss for which it is liable (and these costs and expenses shall be deemed as Losses to be indemnified, pursuant to the indemnification limitations of this Article 7), except for the fees and costs of the attorneys incurred and paid by the Indemnified Party conducting the defense whenever the Indemnifying Party has assumed the defense.
7.1.9.Guarantees. In any case, the Indemnifying Party shall make its best efforts so that the legal or administrative proceedings brought against the Indemnified Party based on a Third-Party Claim do not result in the blocking of any assets and/or goods of the Indemnified Party and/or affect the normal business and/or obstruct the capacity of the Indemnified Party to obtain clearance certificates.
4.9.Exceptions to the Conduction of the Third-Party Claim. Notwithstanding to above and without prejudice of the provisions above, the Indemnifying Party shall not be entitled to undertake the conduction of the Third-Party Claim in the following cases:
(i)if the Indemnified Party understands that the Third-Party Claim could substantially or materially prejudice the Indemnified Parties’ reputation;
(ii)if the Third-Party Claim contains allegation of any violation of criminal Law that could cause any liability to any of the Indemnified Parties;
(iii)if it is determined, as injunction, the bank account blocking imposition of any Encumbrance of assets or goods of the Indemnified Party, hypothesis in which the Third-Party Claim shall be conducted by the Indemnified Party until the cancel of the Encumbrance and/or unblocking of the goods and assets; or
(iv)if the major part of the liability of the Third-Party Claim is of the Indemnified Party’s responsibility, regardless of the period related to the Third-Party Claim (i.e., if the major part of the liability object of the Third-Party Claim is of the Indemnified Party’s responsibility, the Indemnified Party shall undertake and conduct the Third-Party Claim, without prejudice of the indemnification obligation of the Indemnifying Party related to the period under its responsibility).
7.1.1.Report on the Claims. The Party that undertakes the conduction of the Third Party Claim shall ensure that the lawyers engaged to defend the Third Party Claims under this Section send copies of proceedings and reports to the other Party, so that they can accompany the proceedings and provide reports on the progress of all proceedings, containing information on: (a) the identification of the parties; (b) the purpose; (c) the stage of the proceeding; (d) risk assessment (probable, possible or remote); (e) amount (original) of the claim; (f) the amount (restated) of the economic risk effectively involved in the case; (g) type and nature of the proceeding; (h) jurisdiction; (i) case number; (j) date of the event giving rise to the controversy or claimed period; (k) guarantees offered; and (l) additional information that may be requested.

4.10.Supervening Assets. Any and all amounts or credits due to the Company occasionally arising from the proceedings listed in Schedule 7.10, in which the triggering events are prior to the Closing Date, shall be paid directly to the Sellers, provided that the Sellers exclusively bear with the costs and expenses associated with such proceedings and the amounts involved in such proceedings are not recorded as receivables in the Company’s Management Financial Statements.
4.11.Indemnity Procedure for Direct Action. In case of Losses suffered or incurred by an Indemnified Party pursuant to this Article 7, which, for any reason, are not derived from Third-Party Claims (“Direct Action”), the Indemnified Party shall send a notice to the Indemnifying Party about such Loss effectively suffered or incurred, containing a reasonably detailed factual description of the basis for the claim and, whenever possible, an estimate of the amount to be indemnified (“Direct Action Notice”).
7.1.1.Direct Action Notice. The Indemnifying Party shall deliver a written notice to the Indemnified Party, within 30 (thirty) days from the receipt of the Direct Action Notice, informing whether or not it agrees to be liable for the claimed indemnity and/or with the amount of the Loss to be indemnified, as presented in the Direct Action Notice.
7.1.2.Straight Payment. Should the Indemnifying Party expressly agree to be liable for the payment of the Loss in question, the Direct Action Notice shall be construed as a notice of Loss for the purposes of this Agreement, and the Indemnifying Party shall pay to the Indemnified Party all Losses arising from the claimed indemnity.
7.1.3.Challenge to Direct Action Notice. Should the Indemnifying Party inform, in its response, that it is not liable for the claimed indemnity or that it does not agree with the estimate of the amount of the Loss presented in the Direct Action Notice, the Parties shall use their best efforts to, within 7 (seven) days, resolve de dispute. In case the Parties fail to resolve the dispute within the above-mentioned period, the Parties may resolve the dispute as per Article 11 below.
7.1.4.Advancement of Amounts. The Indemnifying Party shall be required to advance any amounts required for the Indemnified Party to maintain valid any of its tax clearance certificates that may be affected by any Direct Action Notice; provided that, after the Closing Date, no Buyer’s Indemnified Party shall be allowed to include any Loss or Third Party Claim in a Tax amnesty installment or remission program (including ordinary installments, REFIS, PAES and PAEX) without the prior written consent of Sellers.
4.12.Voluntary Disclosure. After the Closing Date, no Buyer’s Indemnified Party shall be allowed to voluntarily disclose any Loss to a Governmental Authority without the prior written consent of Sellers (which consent shall not be unreasonably withheld), except in cases involving violation of criminal Law. Buyer acknowledges and agrees that Sellers shall not be liable or responsible in any manner whatsoever (whether for indemnification under Article 7 or otherwise) to Buyer’s Indemnified Parties for any Loss incurred or suffered by any of Buyer’s Indemnified Parties as a result of or arising from the breach of the obligation provided for in this Section.
4.13.Obligation to Mitigate Risks of Loss. The Parties shall take, and shall cause its Affiliates to take, all steps to mitigate and otherwise minimize their Losses to the maximum extent possible upon and after becoming aware of any event that would reasonably be expected to give rise to any Losses.

4.14.Effect of Insurance, Taxes and Other Recoveries. The amount of any Losses for which indemnification is provided under this Article 7 shall be reduced by (i) any amounts that may be recovered by the Indemnified Party or any of its Affiliates from any third party; (ii) any insurance proceeds or other cash receipts or source of reimbursement that may be received by the Indemnified Party or any of its Affiliates with respect to such Losses; and (iii) the amount of any Tax benefits or credits, if any, available to the Indemnified Party or its Affiliates attributable to such Losses.
4.15.Exclusions. The Sellers shall have no liability towards the Buyer’s Indemnified Party under this Agreement and any such Loss shall be reduced accordingly if and to the extent that:
(i)the alleged Loss is proven caused as a result of the Buyer not complying with its obligations under this Agreement; and/or
(ii)the alleged Loss is caused by a Claim related to or arising out exclusively from this Agreement, its execution, or execution of any Transaction documents set forth in this Agreement or the practice of any acts required to implement the Transaction and its Closing.
4.16.Changes. Sellers shall not be liable for indemnification obligation regulated herein if and to the extent it results from any (i) Law not in force at the date of this Agreement; (ii) change of Law, regulation, directive or administrative practice; or (iii) change in the rates of taxation (including any withdrawal of relief from taxation) in force at the date of this Agreement; or (iv) change in the labor policies or practices by the Buyer (including the Company) after the Closing Date.
4.17.No Double Recovery. No Person shall be entitled to recover the amount of any Losses suffered by such Person more than once in respect of a fact, event, condition or circumstance under this Agreement and any other agreements or documents contemplated hereby.
4.18.Exclusive Remedy Except with respect to cases of fraud and bad faith and the remedies available to the Parties under this Agreement: (i) this Article 7 shall be the exclusive remedy of each Party for any Losses arising out of any breach or inaccuracy of any representation or warranty contained in this Agreement, any breach of any covenant contained herein, and any other action pursuant to the terms hereof, and (ii) each of the Parties hereby expressly waives, to the fullest extent permitted by Law, any and all other rights, Claims and causes of action it or its respective Affiliates may have with respect to any breach or inaccuracy of the representations or warranties contained in this Agreement, any breach of any covenant contained herein or any other claim pursuant to the terms hereof.
ARTICLE 8 - NON COMPETE AND NON SOLICITATION
4.1.Non-Compete – Restricted Period. The Sellers hereby undertake to not compete, directly, indirectly or through Related Parties, with the Business of the Company in the territory of the Federative Republic of Brazil, with exceptions authorized by the Buyer and/or as permitted under Section 8.3. The non-compete obligation set forth herein shall remain valid in respect to each Seller for a period of two (02) years after the termination of any contractual relationship between the Company and the respective Seller or for a period of five (05) years as of this date, which occurs first (“Restricted Period”).
4.2.Non-Compete Obligations. The non-compete obligation provided for in this Section includes the prohibition on undertaking, during the Restricted Period, the following activities:

(i)working as an employee, independent contractor, service provider, consultant, collaborator, agent, partner, representative, manager or officer of any company, consortium, business, project or investment of any kind, that competes with the Business of the Company;
(ii)investing in any company, consortium, business, project or investment of any kind, which competes with the Business of the Company (except for passively owning equity securities of any Person listed on a national securities exchange which represent, in the aggregate, not more than five percent (5%) of such Person’s fully diluted equity);
(iii)contracting, offering employment, requesting services or maintaining any type of professional relationship with any of the service providers, consultants, collaborators, agents, partners, Representatives, managers or officers of the Company, or such people who have terminated their relationship with the Company in the last two (02) years from the end of the relationship; and
(iv)contracting, influencing, seeking, urging and/or obtaining current or former customers of the Company and/or its competitors in order to maintain any kind of professional relationship with respect to the Business of the Company or conduct acts that can compete with the Business of the Company, in any way.
4.3.Exception to the Non-Compete Obligation. The non-competition obligation set forth herein shall not apply to the following activities when carried out by Diana: (i) promoting, marketing or advertising touristic services through social media and creating content related to tourism to Third Parties; or (ii) selling traveling products or services who are followers of Diana on social media and to extent they are not travel agents or corporations.
4.4.Penalty. In case of breach of the provisions set out in this Article 8, the violating Party shall be subject to a compensatory fine to be paid to Buyer equivalent to USD five million dollars (5,000,000.00); provided that, if such breach is diligently cured by the violating Party within thirty (30) days from the receipt of a written notice informing the violating party of such violation, then such breach shall be considered not to have occurred for all purposes of this Agreement. The fine shall be updated by the positive variation of the IGPM-FGV from the Closing Date until the date on which, if potentially due, it is paid. Any and all amounts due to the Buyer as of this Section may be deducted from any amount due to the Buyer, including, but not limited to the Earn-Out.
4.4.1.The Parties declare, for all purposes, that the Purchase Price has a compensatory nature for the assumption of the non-compete obligation according to the terms above, and declare that they have nothing more to receive at any time from the Company and/or the Buyer.
4.5.Non-Solicit. For a three (03) year timeframe as from the Closing Date, Buyer undertakes not to solicit, persuade or induce any customer to terminate or not renew their agreement or relationship with the Company.
ARTICLE 9 - MISCELLANEOUS
4.1.Amendments. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties to this Agreement.

4.2.Entire Agreement. This Agreement, including the Schedules and Exhibits attached hereto, contain all of the terms, conditions and representations and warranties agreed upon or made by the Parties relating to the subject matter of this Agreement and shall supersede all prior agreements, negotiations, correspondence and communications of the Parties or their Representatives, respecting such subject matter.
4.3.Notices. All notices, requests, claims, actions and/or other communications required or authorized, pursuant to this Agreement, must be in writing and sent by messenger, express delivery service, email, or registered letter (with pre-paid postage and receipt confirmation), to the addresses of the Parties indicated below:
If to Sellers, to:
Attn.: [***]
e-mails: [***]
If to Buyer, to:
Attn.: [***]
e-mail: [***]
If to the Company, to:
Attn.: [***]
e-mail: [***]
9.1.1.All such notices, requests, claims, actions and/or other communications shall be deemed as having been effectively delivered: (a) at the time of delivery by messenger, if personally delivered; (b) on the day following the delivery, if sent by an express delivery service with nationwide reputation; and (c) at the time they are received, if sent by registered mail and/or email; provided, that notices received on a day that is not a Business Day or after the close of business on a Business Day will be deemed to be effective on the next Business Day.
4.4.Waiver. No delay or omission in the exercise of any power, prerogative or right set forth herein or otherwise available to any Party shall impair or affect the right of such Party to exercise it in the future. No time extension or forbearance granted to any Party shall change or affect any power, prerogative or right of the other Party, or the obligations of the Party to whom such time extension or forbearance has been granted. It is further agreed that any waiver, permit, consent or approval of any kind or character on the part of any Party hereto of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.
4.5.Assignment. No Party hereto may assign its rights or obligations, pursuant to this Agreement, unless the other Party has consented in writing thereto, at its sole discretion; provided, that, the Buyer may assign any of its rights and obligations hereunder to one or more of its Affiliates without such consent, provided further that such Affiliate has financial capacity and cash availability, on the date of payment of each portion of the Purchase Price, sufficient to support all obligations set forth in this Agreement, and such Affiliate will assume all rights, obligations, duties and responsibilities attributed to Buyer, through the effective subrogation authorized herein and will remain jointly and severally liable with the assignee for all obligations assumed under this Agreement, without any limitation of any nature.
4.6.No Third-Party Beneficiary. This Agreement and all provisions contained in it are binding upon and shall inure to the benefit of the Parties hereto, as well as their respective successors. No provision of this Agreement is intended to grant any rights to any Person other than the Parties.
4.7.Severability. Should any of the provisions of this Agreement, for any reason, be held invalid, illegal, or unenforceable in any respect or in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, which shall remain in full force and effect, but this Agreement shall be construed in such jurisdiction as if such invalid, illegal, or unenforceable provision had been amended in order to become valid, legal and enforceable, to the maximum extent permitted in such jurisdiction.
4.8.Expenses. All costs and expenses incurred in relation to this Agreement and to the Transaction shall be paid by the Party that has incurred in such costs and expenses. Expenses with financial advisors listed in Schedule 5.1.7 shall be borne by the Sellers exclusively.
4.9.Counterparts. This Agreement may be executed and delivered in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. This Agreement may be executed and delivered in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement.
ARTICLE 10 - GOVERNING LAW AND DISPUTE RESOLUTION
4.1.Governing Law. The construction and performance of this Agreement, as well as all matters related to it, shall be governed by the Laws of the Federative Republic of Brazil.
4.2.Venue. Any disputes arising from this Agreement shall be solved by the Court of São Paulo.1
4.3.Language. This Agreement was written and signed simultaneously in Portuguese and English. In case of discrepancy, the English version shall prevail, for which the translation of this Agreement to Portuguese idiom shall be duly certified.
(signatures in the next page)

Exhibit 2.1
IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date set forth below, in electronic format and in the presence of the 2 (two) undersigned witnesses.

São Paulo, May 12, 2023.

Buyer: Mondee Brazil LLC

/s/ Orestes Fintiklis____________________ Name: Orestes Fintiklis Title: Attorney-in-fact

Holdings: Mondee Holdings, Inc.

/s/ Orestes Fintiklis_____________________ Name: Orestes Fintiklis Title: Director

Sellers:

/s/ Cynthia Sherry Ann Krepinsky Rodrigues__________________ Name: CYNTHIA SHERRY ANN KREPINSKY RODRIGUES	/s/ Diana Krepinsky Rodrigues_____ Name: DIANA KREPINSKY RODRIGUES

Company:

______________/s/ Diana Krepinsky Rodrigues ___________________ INTEREP REPRESENTAÇÕES VIAGENS E TURISMO S.A.

Witnesses:

/s/ Aloizio Gomes de Araujo Junior_________ Name: Aloizio Gomes de Araujo Junior Title: Finance Director	/s/ Felipe Sabóia Barreto__________________ Name: Felipe Sabóia Barreto Title: Finance Director